Exhibit 10.4

December 12, 2008

John Wasson

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Re:	Severance Benefits In the Event of

Termination of Employment Prior to a Change of Control

Dear John:

This letter agreement (the “Agreement”) which provides for the payment of certain severance benefits is hereby effective December 20, 2008, the date on which the prior letter agreement dated December 20, 2006, between you and ICF International, Inc. and its affiliates (the “Company”) expires. This Agreement will remain in effect until the earlier of December 31, 2011, or a Change in Control as defined in your Severance Protection Agreement with the Company dated September 27, 2006 and restated to be effective as of December 31, 2008. On and after December 31, 2011, and each anniversary of such date thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or you shall have given notice not to extend the term of this Agreement. On and after any Change in Control, this Agreement will be of no effect. The Company intends that the terms of this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as well as the regulations and guidance issued thereunder (collectively, “Section 409A”) and shall be construed consistently with such intent.

A. Involuntary Termination of Employment

In the event that the Company involuntarily terminates your employment for any reason other than Cause (as defined in your said Severance Protection Agreement), and such termination constitutes a separation from service under Section 409A (a “Separation from Service”), you will be entitled to the following benefits.

1. Compensation. You will be entitled to any accrued but unpaid salary and vacation pay as of your Separation from Service date. Any accrued and unpaid incentive compensation that is not subject to any deferral election shall be pro- rated through your Separation from Service date, subject to satisfaction of any established performance goals, and shall be paid at the normal time of payment pursuant to the terms of the incentive compensation plan under which any such amount is payable.

December 12, 2008

2. Severance. You will receive severance benefits equal to your Base Salary1 on the 26 biweekly pay dates following your Separation from Service date pursuant to the Company’s normal payroll practices or if longer, on the biweekly pay dates during the time period that you are subject to any non-competition restrictions with the Company. No such severance payment, however, shall be made later than the last day of the second taxable year following the taxable year in which your Separation from Service occurs. Within the 15-day period following the last payment of such biweekly severance benefits, you will receive an additional severance benefit equal to your Average Bonus,2 as well as any severance benefits based on your Base Salary that would otherwise be payable after the second taxable year following the taxable year in which your Separation from Service occurs, in a single sum payment.

Each payment of your severance benefits shall be deemed to be a separate payment for purposes of applying the provisions of Section 409A. In addition, if you are a specified employee (within the meaning of Section 409A and the Company’s Specified Employee Identification Policy) on the date of your Separation from Service, notwithstanding any other provision of this Agreement to the contrary, in the event that any severance benefit payment which when aggregated with all other severance benefit payments previously made to you would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A), such payment shall not be made prior to the date that is the earliest of (i) six months after your Separation from Service date; (ii) your death, or (iii) such other date that will cause such payment to you not to be subject to any additional tax imposed pursuant to the provisions of Section 409A. In the event of your death, any unpaid severance benefits shall be paid to your designated beneficiary.

3. Vesting of Equity Interests. Any unvested equity interests that are not subject to Section 409A (such as stock options and restricted stock) and that were issued to you before your Separation from Service date will become vested but will remain exercisable for the balance of their terms; and any unvested equity interests that are subject to Section 409A (such as restricted stock units) and that were issued to you before your Separation from Service date will become vested but not payable until their original vesting dates.

4. Health Care. You and your dependents will be provided with health care (including medical, hospitalization, dental and vision) coverage on the same terms in effect on your Separation from Service date during the time period you are receiving severance benefits under this Agreement, and thereafter you will be eligible for COBRA

[1]	For purposes of this Agreement, Base Salary shall mean your annual base salary rate in effect on your Separation from Service date divided by 26.
[2]	For purposes of this Agreement, Average Bonus shall mean the average of your annual cash incentive compensation received from the Company (or its predecessor) (including any deferred compensation) with respect to the three calendar years preceding your Separation from Service date.

December 12, 2008

benefits as mandated by law. To the extent that any such medical benefits are subject to the provisions of Section 409A, in compliance with Section 409A and notwithstanding any other provision of the Company’s plans in effect from time to time: (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit.

B. Separation from Service for Good Reason3

1. Benefits Other Than Health Care Benefits. In the event that you incur a Separation from Service for Good Reason you will receive the amount of all severance benefits set forth above in paragraph A.2 above in a single sum as of the first payroll date in the seventh month following your Separation from Service date as well as the benefits set forth in paragraphs A.1 and A.3.

2. Health Care Benefits. You and your dependents will be provided with health care (including medical, hospitalization, dental and vision) coverage on the same terms in effect on your Separation from Service date for 12 months, and thereafter you will be eligible for COBRA benefits as mandated by law.

C. Compliance with Section 409A

Except as permitted under Section 409A, no acceleration of the time or form of payment of deferred compensation under this Agreement shall be permitted. Notwithstanding any other provision in the Plan or any agreement to the contrary, if and to the extent that Section 409A is deemed to apply to the Agreement, it is the intention of the parties that the Agreement shall comply with Section 409A, and the Agreement, to the extent practicable, shall be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that the provisions of Section 409A require any special terms, provisions or conditions be included in the Agreement, then such terms, provisions, and conditions, to the extent practicable, shall be deemed to be made a part of the Agreement. Notwithstanding the foregoing, the parties agree that the Company, any Affiliate, the Board of Directors of the Company or their designees or agents shall not be liable for any taxes, penalties, interest or other monetary amount that may be owed by you as a result of any deferral or payments under the Agreement or as a result of the administration of amounts subject to the Agreement.

[3]	For purposes of this Agreement, Good Reason shall mean your voluntary resignation within 30 days after (i) a material diminution of your responsibilities, (ii) any reduction of your base compensation or potential annual performance bonus award, or (iii) a relocation of your primary workplace to a location more than 15 miles from its present location in Fairfax, Virginia.

December 12, 2008

If you desire to accept these benefits, please sign and date where indicated below, whereupon this letter will become a contract between you and the Company. As to the matters expressly dealt with herein, when accepted by you, this Agreement will supersede the Company’s general severance policies as in effect from time to time as otherwise applicable to you.

Very truly yours,

ICF INTERNATIONAL INC.

By:	/s/ Judith B. Kassel
Judith B. Kassel
Executive Vice President, General Counsel & Corporate Secretary

Accepted and Agreed:

By:	/s/ John Wasson

Date:	December 12, 2008